Exhibit 99.1

BERGIO INTERNATIONAL REPORTS SECOND QUARTER 2016 FINANCIAL RESULTS

Net Income of $91,000 for the Six Months Ended June 30, 2016 as Compared to a Loss of $744,000 for the Six Months Ended June 30, 2015

Fairfield, NJ – August 15, 2016 – Bergio International, Inc. (“Bergio”, or the “Company”) (OTCQB: BRGO), a leading diversified jewelry designer and manufacturer of fine jewelry today reported its financial results for the second quarter of fiscal year 2016 ended June 30, 2016.

Highlights

During the six months ended June 30, 2016, the Company showed improvement in its operations, and continues to pursue new opportunities which we believe will provide a basis for future growth. The Company is also negotiating with its lenders to minimize its convertible debt, as well as exploring alternative sources for financing to fund its plans.

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Income from operations was $38,449 for the six months ended June 30, 2016 as compared to a loss of $257,385 for the same period last year.

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Sales increased 30% for the six months ended June 30, 2015 as compared to the same period in the prior year.  This increase is primarily attributed to a large sale to a retail customer in the amount of $497,600, which accounted for a majority of the sales for the current quarter.  The receivable from this sale is intended to be offset with convertible debt which the Company owes to this customer.

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Net income attributable to common shareholders was $99,471 as compared to a loss of $744,250 for the six months ended June 30, 2015. For the six months ended June 30, 2015, net loss was negatively impacted by non-cash expenses associated with the accounting treatment of the convertible debt. These non-cash items, including derivative expense, amortization of debt discount and deferred financing costs, change in fair value of derivatives and gain on extinguishment of debt totaled $$439,103.

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Working capital improved by $139,718 from December 31, 2015 and total equity increased to $435,976.

Mr. Berge Abajian, President and CEO of Bergio, stated, “We continue to work hard to achieve results for our shareholders, however, current market conditions have made it difficult for us to achieve the desired results. While the last few years have been difficult, we continue to work to position the Company for the future. Our venture with R.S. Fisher Company, while gaining momentum, has not yet turned the corner, and our retail operations have not reached the level that we had anticipated due to the market conditions, but we hope that the retail market will gain momentum so that we can take advantage of our retail operations and brand. The Company also strives to continue to keep a tight rein on operating costs. We continue to pursue a number of opportunities and remain optimistic about the future.”

We encourage everyone to read our full results of operations contained in our Quarterly Report on Form 10-Q filed with the United States Securities and Exchange Commission, which is scheduled to be filed on August 15, 2016, which can be found at sec.gov.

About Bergio International, Inc.

Bergio is a leading diversified jewelry designer and manufacturer of fine jewelry. Established in 1995, Bergio’s signature innovative design, coupled with extraordinary diamonds and precious stones, earns the Company recognition as a highly sought-after purveyor of rare and exquisite treasures from around the world. Under the Bergio umbrella exist three separate, but equally exciting collections – Bergio Fine, Bridal and Bergio Couture. Manufactured in the United States and Italy, Bergio fine jewelry is recognized worldwide for the highest standards of craftsmanship.

For further information please visit our website at www.bergio.com.

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This press release includes statements that are not historical in nature and may be characterized as “forward-looking statements,” including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company’s outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially.  Among the factors which could cause a difference are:  changes in the general economy; changes in demand for the Company’s products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances.  A number of these factors are discussed in the Company’s previous filings with the U.S. Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release. The safe harbor for forward-looking statements contained in the Securities Litigation Reform Act of 1995 (the “Act”) protects companies from liability for their forward-looking statements if they comply with the requirements of the Act.

Contact:

Bergio International, Inc.

    Investor Relations

    973-227-3230 Ext 13